Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS FIRM:
Jacuzzi Brands, Inc. Diana Burton, VP – Investor Relations (561) 514-3850		The Equity Group Inc. Devin Sullivan (212) 836-9608

FOR IMMEDIATE RELEASE

JACUZZI BRANDS ANNOUNCES CHARGES

ELJER SUBSIDIARY TO CLOSE TUPELO, MS PLANT

WEST PALM BEACH, FL, October 6, 2004 — Jacuzzi Brands, Inc. (NYSE: JJZ) announced today that a decision was made on September 30, 2004 to close the Tupelo, Mississippi sanitary ware plant, operated by the Company’s Eljer subsidiary. As a result of this decision, the Company will record asset impairment, pension curtailment and other related charges totaling $6.2 million after tax, or $0.08 per diluted share in its fiscal 2004 fourth quarter operating results.

The decision to close the Tupelo plant was part of the Company’s ongoing initiatives to improve the operating performance of its Bath Products business segment. Despite cost reductions and improved productivity at Tupelo, the cost to manufacture products at this facility is still significantly higher than sourcing those products from suppliers. As a result, and despite its commitment to this market segment, the Company determined that continued manufacturing in Tupelo was not economically feasible. Once this determination was reviewed and approved by the United Steelworkers Union, representing the majority of the 255 employees at the Tupelo plant, the decision to close the facility was finalized. During its 2005 fiscal year, Jacuzzi Brands will record additional exit costs of approximately $4.4 million before taxes, primarily attributable to severance and related shut down costs. The Company expects that the closing of the Tupelo plant will require net cash outlays of approximately $6.2 million to be incurred primarily over the fiscal year ended September 2005. Eljer expects the closing of the plant to be completed by June 30, 2005. Management does not expect any customer service disruptions.

The closure of Tupelo follows the previously announced and completed closing of Eljer’s Salem, Ohio cast iron foundry and the previously announced and in process downsizing of its Ford City, Pennsylvania ceramics plant. These actions, along with the exit of unprofitable product lines in Eljer will result in a smaller, more profitable business unit.

Additionally, Carl Nicolia, formerly a business unit manager in Jacuzzi Brands’ Zurn subsidiary, has been appointed Chief Operating Officer of Eljer with the mandate to complete the restructuring and improve profitability.

In fiscal 2004, which ended on October 2, 2004, Eljer’s sales declined by 12% reflecting the ongoing restructuring initiatives. “As discussed in previous statements, it has been our intention to complete the restructuring of Eljer by the end of fiscal 2005. With this announcement, we are moving closer to realizing that goal”, stated Don Devine, Jacuzzi Brands’ President and Chief Operating Officer.

Jacuzzi Brands, Inc.	Page 2
October 6, 2004

Full year earnings per share guidance, excluding restructuring charges, is unchanged at $0.53 per share to $0.55 per share. Fiscal 2004 restructuring charges are expected to total $0.18 per share. Including those charges, full year earnings per share are now expected to be between $0.35 per share to $0.37 per share.

ABOUT JACUZZI BRANDS, INC.

Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI®, SUNDANCE®, ELJER®, ZURN®, ASTRACAST® and RAINBOW®. Learn more at www.jacuzzibrands.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s current expectations with respect to future market conditions, future operating results and other plans. Words such as “expects,” “intends,” “anticipates,” “plans,” “projects,” “probably,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company’s filings with the Securities and Exchange Commission could cause our actual results in fiscal 2004 and in future years to differ materially from those expressed in this press release.

Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Forecasted earnings per share, excluding restructuring charges, is a non-GAAP financial measure. Restructuring charges are excluded from earnings per share to arrive at forecasted earnings per share. Forecasted earnings per share is a key measure used by management to evaluate its operations. Management does not consider restructuring charges to be normal operating costs and therefore, excludes them from the evaluation of the Company’s performance. The forecasted earnings per share should not be considered a measure of financial performance in isolation or as an alternative to earnings per share in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from the forecasted earnings per share are significant components in understanding and assessing financial performance.